2BNews Release	0BThe Procter & Gamble Company 1BOne P&G Plaza Cincinnati, OH 45202

3BFOR IMMEDIATE RELEASE

UPROCTER & GAMBLE ANNOUNCES ORGANIZATIONAL CHANGESU

CINCINNATI, Feb. 13, 2008 – The Procter & Gamble Company (NYSE:PG) today announced the following organizational changes:
• James J. Johnson, 61, chief legal officer, will retire on June 1, 2008 after 34 years of service.
• Steven W. Jemison, 56, currently deputy general counsel, will succeed Mr. Johnson as chief legal officer.
• John P. Goodwin, 44, currently vice president – finance and accounting, global health and well-being, has been named president – global snacks and pet care, effective immediately.

“Jim’s service and dedication to our business has been outstanding. He is broadly respected for the clarity of his advice and counsel which has enabled the company to operate to the highest possible standards,” said A.G. Lafley, P&G chairman of the board and chief executive officer.  “Steve is an exceptional lawyer and leader who will continue to provide high levels of counsel and service in his new role.”

On Mr. Goodwin’s appointment, Mr. Lafley said:  “With his vast experience across our businesses and strong leadership skills, John is a superb choice to lead the investment in and growth of our Snacks and Pet Care businesses.”

About Procter & Gamble
 Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Folgers®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, and Braun®. The P&G community consists of 138,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contact: Paul Fox, Corporate Media Relations 513-884-2592 fox.pd@pg.com